SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ] Soliciting Material Pursuant to (section)240.14a-11(c) or (section)240.14a-12


                             Erie Indemnity Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act
          Rules 14a-6(i)(4) and 0-11.

         1)   Title of each class of securities to which transaction applies:

              -------------------------------------------

         2)   Aggregate number of securities to which transaction applies:

              -------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
              (Set forth the amount on which the filing fee is calculated and state how it was determined):

              -------------------------------------------

         4)   Proposed maximum aggregate value of transaction:

              -------------------------------------------

         5)   Total fee paid:

              -------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

[LOGO]

                             ERIE INDEMNITY COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 29, 1997

                                 ---------------


To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:

     The Annual Meeting of Shareholders of Erie Indemnity Company (the "Company") will be held at 4:00 p.m., local time, on Tuesday, April 29, 1997, at the Auditorium of the F. W. Hirt - Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

     1. To elect 14 directors of the Company to serve until the Company's 1998 Annual Meeting of Shareholders and until their successors are elected;

     2. To ratify the selection of Brown, Schwab, Bergquist & Co. as independent public accountants for the Company for 1997;

     3. To consider and act upon a proposal to adopt a long-term incentive plan for senior executives of the Company;

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     The Board of Directors has fixed the close of business on Tuesday, March 18, 1997, as the record date for the determination of the holders of the Company's Class A Common Stock and the holders of the Company's Class B Common Stock entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1996 is being mailed to holders of the Company's Class A Common Stock and Class B Common Stock together with this Notice.

[LOGO]

     Holders of Class A Common Stock (as to proposal 3 above only) and Holders of Class B Common Stock (as to all items of business) are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend the Annual Meeting in person.



                                         By Order of the Board of Directors,

                                         /s/ Jan R. Van Gorder
                                         -------------------------------------
                                         Jan R. Van Gorder,
                                         Executive Vice President,
                                         Secretary and General Counsel
April 1, 1997
Erie, Pennsylvania

                             ERIE INDEMNITY COMPANY
                            100 Erie Insurance Place
                            Erie, Pennsylvania 16530

                                 ---------------

                                 PROXY STATEMENT

                                 --------------

     This Proxy Statement, and the form of proxy enclosed herewith which are first being mailed to the shareholders of Erie Indemnity Company (the "Company") on or about April 1, 1997, are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 4:00 p.m., local time, on Tuesday, April 29, 1997, and at any adjournment, postponement or continuation thereof, at the Auditorium of the F.W. Hirt - Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any proxy representing shares of Class B Common Stock not specifying to the contrary will be voted for the election of the nominees for director named below, for the ratification of the selection of Brown, Schwab, Bergquist & Co. as independent public accountants for the Company for 1997 and for the proposal to adopt a long-term incentive plan as described below. Any proxy representing shares of Class A Common Stock not specifying to the contrary will be voted for the proposal to adopt a long-term incentive plan for senior executives of the Company as described below. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation, by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians or persons holding shares of Class A Common Stock or Class B Common Stock in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     As of the close of business March 18, 1997, the Company had outstanding 67,032,000 shares of Class A Common Stock and 3,070 shares of Class B Common Stock, which are the only authorized classes of stock. Under the Company's Articles of Incorporation, "sole voting power is vested in the Class B Stock and only the holders thereof shall be entitled to cast any vote in any meeting or informal action except insofar as any applicable law shall permit Class A shares to vote as a class in regard to any change in the rights, preferences and privileges attaching to said Class A Stock." As a company registered and traded on the NASDAQ National Market, the Company is required under NASDAQ rules to submit certain compensation plan proposals to a vote of all shareholders of the stock traded on NASDAQ. Because the proposal would establish a long-term incentive plan for senior executives of the Company and the Class A Common Stock is traded on NASDAQ, the holders of the Company's Class A Common Stock, voting as a class, have the right to cast one vote per share on the proposal to adopt the long-term incentive plan. Holders of Class A Common Stock of record at the close of business on March 18, 1997 will be entitled to vote on the proposal at the Annual Meeting. Approval of the proposed long-term incentive plan for senior executives of the Company requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock each voting separately as a class. A majority of the votes entitled to be cast in respect of the outstanding shares of Class A Common Stock and Class B Common Stock will constitute a quorum at the Annual Meeting for the proposal to adopt the long-term incentive plan. Shares held by brokers or nominees as to which the broker or nominee does not have discretionary voting power, i.e. broker nonvotes, and abstentions from voting for the proposal, will not be considered votes cast on the proposal and will have no effect on the approval of the proposal, other than to reduce the number of affirmative votes needed for approval.

     Holders of Class B Common Stock of record at the close of business on March 18, 1997 will be entitled to vote on all matters to come before the Annual Meeting. Each share of Class B Common Stock is entitled to one vote. A majority of the outstanding shares of Class B Common Stock will constitute a quorum at the Annual Meeting for the election of directors and ratification of the selection of independent auditors. Cumulative voting rights do not exist with respect to the election of directors. The 14 nominees for director receiving the highest number of votes cast by the holders of Class B Common Stock in person or by proxy at the Annual Meeting will be elected as directors. Approval of the ratification of the selection of Brown, Schwab, Bergquist & Co. as independent public accountants for 1997 will require the affirmative vote of a majority of the Class B votes cast at the Annual Meeting. Broker nonvotes will be treated as not present and not entitled to vote for nominees for election as directors. Abstentions will be treated as the withholding of authority to vote for nominees for election as directors. Abstentions from voting and broker nonvotes will have no effect on the election of directors since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The H.O. Hirt Trusts collectively own 2,340 shares of the Company's Class B Common Stock, which, since such shares represent 76.22% of the outstanding shares of Class B Common Stock, is sufficient to determine the outcome of any matter submitted to a vote of the holders of the Class B Common Stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. The trustees of the H.O. Hirt Trusts are F. William Hirt, Susan Hirt Hagen and Mellon Bank, N.A. Under the provisions of the H.O. Hirt Trusts, the shares of the Company's Class B Common Stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of the three trustees. If at least a majority of the trustees of both of the H.O. Hirt Trusts agree to vote for the election of the 14 nominees for director named below and for ratification of the selection of Brown, Schwab, Bergquist & Co. as independent public accountants for 1997, such nominees will be elected as directors of the Company and the selection of Brown, Schwab, Bergquist & Co. as independent public accountants for 1997 will be ratified even if all shares of Class B Common Stock other than those held by the H.O. Hirt Trusts are not voted for such nominees or for such ratification. The Company has not been advised at this time however, how the trustees of the H.O. Hirt Trusts intend to vote at the Annual Meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 28, 1997 the amount and percentage of the Company's outstanding Class A Common Stock and Class B Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Class A Common Stock or Class B Common Stock, (ii) each director and nominee for director, (iii) each current executive officer named in the Summary Compensation Table and (iv) all named executive officers and directors of the Company as a group.

                                     Shares of                                        Shares of
                                      Class A              Percent of                  Class B            Percent of
                                    Common Stock           Outstanding               Common Stock        Outstanding
Name of Individual or               Beneficially             Class A                 Beneficially          Class B
  Identity of Group                 Owned(1)(2)           Common Stock(3)            Owned(1)(2)        Common Stock(3)
---------------------               -----------           ---------------            -----------        ---------------
5% Holders:

Black Interests Limited
  Partnership(4)                       8,726,250              13.02                        390              12.70
  Erie Pennsylvania
Samuel P. Black
  & Associates, Inc.(4)                   24,000                 --                         --                 --
  Erie, Pennsylvania
Hagen Family Limited
  Partnership(5)(6)                   10,092,900              15.06                          1                 --
  Erie, Pennsylvania
Susan Hirt Hagen(5)(6)(7)              6,658,800               9.93                         12                 --
  Erie, Pennsylvania
H.O. Hirt Trusts(5)(7)                        --                 --                      2,340              76.22
  Erie, Pennsylvania
Hirt Family Limited
  Partnership(8)                      11,130,000              16.60                         --                 --
  Erie, Pennsylvania
F. William Hirt(7)(8)                  2,719,215               4.06                         10                 --
  Erie, Pennsylvania
Estate of Edward B. Young              3,613,000               5.39                        180               5.86
  Erie, Pennsylvania

Directors(9):

Peter B. Bartlett                          3,000                 --                         --                 --
Samuel P. Black, III(4)                       --                 --                         10                 --
J. Ralph Borneman, Jr.                    60,000                 --                         --                 --
Patricia A. Goldman                        1,650                 --                         --                 --
Thomas B. Hagen(5)(6)                      5,100                 --                          3                 --
Irvin H. Kochel                          120,000                 --                         --                 --
Edmund J. Mehl                             9,675                 --                         --                 --
Stephen A. Milne                          21,839                 --                         --                 --
John M. Petersen (10)                  2,685,592               4.00                          1                 --
Seth E. Schofield                         13,952                 --                         --                 --
Jan R. Van Gorder                        157,700                 --                          1                 --
Harry H. Weil                                300                 --                         --                 --


                                     Shares of                                        Shares of
                                      Class A              Percent of                  Class B            Percent of
                                    Common Stock           Outstanding               Common Stock        Outstanding
Name of Individual or               Beneficially             Class A                 Beneficially          Class B
  Identity of Group                 Owned(1)(2)           Common Stock(3)            Owned(1)(2)        Common Stock(3)
---------------------               -----------           ---------------            -----------        ---------------


Executive Officers(11):

John J. Brinling, Jr.                     13,354                 --                         --                 --
Alvin L. Irwin (12)                      143,582                 --                         --                 --
Thomas M. Sider                          107,083                 --                         --                 --

All Directors and
  Executive Officers as
  a Group (17 persons)                42,693,992              63.69                      2,768              90.16
------------------

(1)  Information furnished by the named persons.

(2) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be the beneficial owner of securities if he has, or shares, "voting power" (which includes the power to vote, or to direct the voting of, such securities) or "investment power" (which includes the power to dispose, or to direct the disposition, of such securities). Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person's spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A Common Stock and Class B Common Stock of the Company over which the named individuals individually or together share voting power or investment power, adjusted, however, to eliminate the reporting of shares more than once in order not to overstate the aggregate beneficial ownership of such persons and to reflect shares as to which the named individuals disclaim beneficial ownership. The table does not reflect shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock, each of which is currently convertible into 2,400 shares of Class A Common Stock.

(3)  Less than 1% unless otherwise indicated.

(4)  Mr. Black is a general partner, and a limited partner of Black Interests
     Limited Partnership and has the sole right to vote such shares. Mr. Black is President and Treasurer, a director and the controlling shareholder of Samuel P. Black & Associates, Inc.

(5) Susan Hirt Hagen and her husband Thomas B. Hagen are limited partners of this partnership. Mr. Hagen is the general partner of the partnership and has the sole right to vote such shares. Under the rules of the SEC described in footnote (2), the maximum beneficial ownership of the Company's Class A Common Stock and the Company's Class B Common Stock which
     Susan Hirt Hagen and Thomas B. Hagen together could be deemed to have is 16,756,800 shares of the Company's Class A Common Stock, or 25.0% of the outstanding shares of the Company's Class A Common Stock, and 1,186 shares of the Company's Class B Common Stock, or 38.6% of the outstanding shares of the Company's Class B Common Stock. Mr. and Mrs. Hagen together could also be deemed the beneficial owners of an additional 2,846,400 shares of the Company's Class A Common Stock issuable upon the conversion of the 1,186 shares of the Company's Class B Common Stock they together could be deemed to own. If all 1,186 shares of the Company's Class B Common Stock
     Mr. and Mrs. Hagen together could be deemed to own, were converted into the Company's Class A Common Stock, the maximum beneficial ownership of the Company's Class A Common Stock that Mr. and Mrs. Hagen together could be deemed to have, would be 19,603,200 shares of the Company's Class A Common
     Stock, or 28.05% of the then outstanding shares of the Company's Class A
     Common Stock. Thomas B. Hagen disclaims beneficial ownership of the shares of the Company's Class A Common Stock and Class B Common Stock owned by
     Susan Hirt Hagen.



                                       -4-





(6)  Excludes 5,100 shares of Class A Common Stock and 3 shares of Class B
     Common Stock of the Company owned by Thomas B. Hagen, the husband of Susan
     Hirt Hagen. Mrs. Hagen disclaims beneficial ownership of said shares.

(7) There are two H.O. Hirt Trusts, one for the benefit of F. William Hirt and one for the benefit of Susan Hirt Hagen. Each of the H.O. Hirt Trusts is the record owner of 1,170 shares of Class B Common Stock, or 38.11% of the outstanding shares of the Company's Class B Common Stock. The trustees of the H.O. Hirt Trusts are F. William Hirt, Susan Hirt Hagen and Mellon Bank,
     N.A. Mr. Hirt and Mrs. Hagen, who are brother and sister, are each the beneficial owner of 1,170 shares of Class B Common Stock held by the H.O.
     Hirt Trust.

(8) F. William Hirt is the general partner of this partnership and has the sole right to vote such shares. Under the rules of the SEC described in footnote
     (2), the maximum beneficial ownership of the Company's Class A Common Stock and the Company's Class B Common Stock which F. William Hirt could be deemed to have is 13,849,215 shares of the Company's Class A Common Stock, or 20.7% of the outstanding shares of the Company's Class A Common Stock, and 1,180 shares of the Company's Class B Common Stock, or 38.4% of the outstanding shares of the Company's Class B Common Stock. F. William Hirt could also be deemed the beneficial owner of an additional 2,832,000 shares of the Company's Class A Common Stock issuable upon the conversion of the 1,180 shares of the Company's Class B Common Stock he is deemed to own. If all 1,180 shares of the Company's Class B Common Stock F. William Hirt could be deemed to own, were converted into the Company's Class A Common
     Stock, the maximum beneficial ownership of the Company's Class A Common
     Stock that F. William Hirt could be deemed to have, would be 16,681,215 shares of the Company's Class A Common Stock, or 23.9% of the then outstanding shares of the Company's Class A Common Stock.

(9)  Excludes directors listed under "5% Owners".

(10) Mr. Petersen disclaims beneficial ownership of 120,000 shares of Class A
     Common Stock owned by his wife, Gertrude E. Petersen.

(11) Excludes executive officers listed under "Directors".

(12) Mr. Irwin retired on December 31, 1996.

     Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the officers and directors of a corporation, such as the Company, which has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own more than 10% of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with the corporation and the SEC. Based upon written representations received by the Company from its officers and directors, and the Company's review of the monthly statements of changes of ownership filed with the Company by its officers and directors during 1996 the Company believes that all such filings required during 1996 were made on a timely basis.




                                       -5-





                              ELECTION OF DIRECTORS

Nominees for Election

     The Company's bylaws provide that the Board of Directors shall consist of not less than seven (7), nor more than sixteen (16) directors, with the exact number to be fixed from time to time by resolution of the Board of Directors.
The Board has set, by resolution, the number of directors at 14.

     In 1996, the Company's Board of Directors consisted of 14 persons, each of whom was elected to serve until the 1997 annual meeting of shareholders and until his or her successor has been duly elected.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom (with the exception of Samuel P. Black, III who is nominated for the first time) are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Company's Board of Directors. The Company's Board of Directors has no reason to believe the nominees named will be unable to serve if elected.
Any vacancy occurring on the Company's Board of Directors for any reason may be filled by a majority vote of the directors then remaining in office until the next succeeding annual meeting of the Company's shareholders.

     The Nominating Committee of the Board of Directors of the Company will consider written nominations for candidates for nomination for election as directors from the holders of the Company's Class B Common Stock. Any such nomination should be sent to the Company at its principal executive offices, attention: Secretary and such nomination must set forth the name, age, address and principal occupation or employment of each such nominee and the number of shares of the Company's Class A Common Stock and Class B Common Stock owned by such nominee.

     The names of the nominees for director, together with certain information regarding them, are as follows:

                                   Age      Principal Occupation for Past
                                   As of    Five Years and Positions with                           Director
Name                               4/1/97   the Erie Insurance Group                                Since
----                               ------   ------------------------                                -----

Peter B. Bartlett (3C)(4)(6)        63      Partner, Brown Brothers Harriman                         1994
                                            & Co. since 1974; Director, the Company,
                                            Kennametal, Inc., Finmar Reinsurance
                                            Corporation until March 1995 and The
                                            Swedish American Chamber of Commerce,
                                            Inc.

Samuel P. Black,  III               54      President and Treasurer, Samuel                          Nominee
                                            P. Black & Associates, Inc., insurance
                                            agency; President & Treasurer, Cutri-
                                            Sergi Company, a life and employee
                                            benefits insurance agency.



                                       -6-





J. Ralph Borneman, Jr.,             58      President and Chief Executive                            1992
CIC(3)(4)                                   Officer, Body-Borneman Associates, Inc.,
                                            insurance agency; President, Body-
                                            Borneman, Ltd. and Body-Borneman Inc.,
                                            insurance agencies; Director, the Company,
                                            EFL, Erie Insurance Co., Erie Insurance
                                            Company of New York ("Erie NY") and Na-
                                            tional Penn Bancshares.

Patricia A. Goldman                 55      Retired; Senior Vice President                           1994
(2)(4)                                      for Communications, USAir, Inc. from 1988
                                            to 1994; Director, the Company, EFL, Erie
                                            Insurance Co., Crown Central Petroleum
                                            Corporation, and National Postal Forum.

Susan Hirt Hagen(1)(5C)             61      Managing Partner, Hagen, Herr                            1980
                                            & Peppin, Group Relations Consultants,
                                            since 1990; Associate, Center for Practice of
                                            Conflict Management 1972-1990; Director,
                                            the Company, EFL and Erie Insurance Co.
                                            since 1980; Director, Erie P&C, Flagship
                                            and Erie NY since 1995.

Thomas B. Hagen(5)                  61      Chairman, Hagen & Co., consulting                        1979
                                            1994-1995 and from 1997; Chairman,
                                            Team Pennsylvania Foundation since 1997;
                                            Secretary of Commerce and Secretary of
                                            Community & Economic Development of
                                            the Commonwealth of Pennsylvania from
                                            1995 to 1997; Special Consultant to the
                                            Chairman of the Company from 1993 to 1995;
                                            Chairman and Chief Executive Officer of the
                                            Company, EFL and Erie Insurance Co. from
                                            1990, and of Flagship and Erie P&C from 1992
                                            and 1993, respectively, to 1993; President of
                                            the Company and Erie Insurance Co. and
                                            Executive Vice President of EFL from 1982
                                            to 1990; Director, the Company, EFL, Erie
                                            Insurance Co., and GPU, Inc.

F. William Hirt, CPCU(1C)           71      Chairman of the Board of the                             1965
                                            Company, EFL, Erie Insurance Co., Erie
                                            P&C, and Flagship since September 1993;
                                            Chairman of the Board of Erie NY since
                                            April 1994; Chairman of the Executive
                                            Committee of the Company and EFL since
                                            November 1990; Interim President and


                                       -7-




                                           Chief Executive Officer of the Company, EFL,
                                           Erie Insurance Co., Erie P&C, Flagship, and
                                           Erie NY from January 1, 1996 to February 12,
                                           1996; Chairman of the Board, Chief Executive
                                           Officer and Chairman of the Executive
                                           Committee of the Company, EFL and Erie
                                           Insurance Co. for more than five years prior
                                           thereto; Director, the Company, EFL, Erie
                                           Insurance Co., Erie P&C, Flagship and
                                           Integra Financial Corporation.

Dr. Irvin H. Kochel(2)(5)           73      Retired Assistant Vice President,                        1970
                                            Emeritus, The Pennsylvania State Univer-
                                            sity; Director, the Company, EFL and Erie
                                            Insurance Co.

Edmund J. Mehl (1)(2C)(4)           73      Retired Chairman and Chief                               1969
                                            Executive Officer, Dispatch Printing, Inc.;
                                            Director, the Company, EFL, Erie P&C,
                                            Flagship, Erie Insurance Co. and Erie NY.

Stephen A. Milne(1)                 48      President, Chief Executive Officer and a                 1996
                                            Director of the Company, EFL, and Erie
                                            Insurance Co. since February 12, 1996 and
                                            President and Chief Executive Officer of
                                            Flagship, Erie P&C, and Erie NY since March
                                            11, 1996; Executive Vice President-Insurance
                                            Operations of the Company, Erie Insurance
                                            Co., Flagship, Erie P&C, and Erie NY January
                                            11, 1994- February 12, 1996. Owner,
                                            Bennett-Damascus Insurance Agency March
                                            1991-December 31, 1993; Senior Vice
                                            President-Agency Division, the Company, EFL,
                                            and Erie Insurance Co. 1988-1991; Director
                                            Flagship, and Erie P&C, 1996-present;
                                            Director, Erie NY 1994-present.



John M. Petersen(1)(6)              68      Retired President and Chief                              1979
                                            Executive Officer of the Company, EFL,
                                            Erie Insurance Co., Flagship, Erie P&C
                                            1993-1995, and Erie NY 1994-1995; Presi-
                                            dent, Treasurer and Chief Financial Officer
                                            of the Company, Erie Insurance Co. and
                                            EFL from November 1990, and of Flagship


                                         -8-





                                            and Erie P&C from 1992 and 1993, respec-
                                            tively, to September 1993; President, Trea-
                                            surer and Chief Financial Officer of EFL and
                                            Executive Vice President, Treasurer and
                                            Chief Financial Officer of the Company and
                                            Erie Insurance Co. for more than five years
                                            prior thereto; Director, the Company, EFL,
                                            Erie Insurance Co., Flagship, Erie P&C, Erie
                                            NY, and Spectrum Control.

Seth E. Schofield (3)(4C)            57     Retired; Chairman of the Board and Chief Executive       1991
                                            Officer, USAir, Inc. July 1992 to January
                                            1996; President and Chief Executive Of-
                                            ficer, USAir, Inc. from June 1991 to July
                                            1992; President and Chief Operating
                                            Officer, USAir, Inc. from 1990 to June
                                            1991; Executive Vice President, USAir, Inc.
                                            from 1989 to June 1990; Director, the Com-
                                            pany, EFL, Erie Insurance Co., PNC Bank,
                                            N.A., USX Corporation, Calgon Carbon
                                            Corporation.

Jan R. Van Gorder, Esq.(1)           49     Senior Executive Vice President,                         1990
                                            Secretary and General Counsel of the
                                            Company, EFL and Erie Insurance Co. since
                                            1990, and of Flagship and Erie P&C since
                                            1992 and 1993, respectively and of Erie NY
                                            since April 1994; Senior Vice President,
                                            Secretary and General Counsel of the Com-
                                            pany, EFL and Erie Insurance Co. for more
                                            than five years prior thereto; Director, the
                                            Company, EFL, Erie Insurance Co., Flagship,
                                            Erie P&C and Erie NY.

Harry H. Weil (2)(3)(6C)             63     Senior Partner, Reed Smith Shaw & McClay,                1994
                                            Attorneys, since 1980, Partner 1969 to 1980,
                                            Associate 1964 to 1969; Director, the
                                            Company, Erie Insurance Company, EFL,
                                            Calgon Carbon Corporation and Pittsburgh
                                            Tube Company.

(1)  Member of the Executive Committee of the Company's Board of Directors.

(2)  Member of the Audit Committee of the Company's Board of Directors.

(3) Member of the Executive Compensation Committee of the Company's Board of Directors.

(4)  Member of the Nominating Committee of the Company's Board of Directors.

(5)  Member of the Charitable Giving Committee of the Company's Board of
     Directors.

(6)  Member of Investment Committee.

C    Designates Committee chairperson.

     The Board of Directors met seven times in 1996. The standing committees of the Company's Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating Committee and the Charitable Giving Committee. The Executive Committee, which met five times during 1996, has the authority, subject to certain limitations, to exercise the power of the Board of Directors between regular meetings. The Audit Committee, which met three times during 1996, has responsibility for recommending to the Board of Directors the selection of independent public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company's accounting, financial, internal and operating controls. The Executive Compensation Committee, which met seven times during 1996, has responsibility for recommending to the Board of Directors, at least annually, the compensation of the three highest paid officers of the Company and such other officers as the Board of Directors may designate, recommending all forms of direct compensation, including any incentive programs, that would be appropriate for management and employees of the Company and such other responsibilities as the Board of Directors may designate. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation". The Nominating Committee, which met four times during 1996, has responsibility for conducting searches for and the nomination of a slate of candidates to stand for election to the Board of Directors at its annual election and to nominate candidates to fill vacancies on the Board of Directors between meetings of shareholders. The Charitable Giving Committee, which met three times during 1996, has responsibility for recommending to the Chief Executive Officer charitable gifts by the Company within a budgetary limit established by the Board of Directors. The Investment Committee, formed in 1996, has responsibility to assist the Company's Board of Directors in its general oversight of the investments of the Company.

     All directors hold office until their respective successors are elected, or until death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company, except that F. William Hirt, Chairman of the Board, Chairman of the Executive Committee and a director, is the brother of Susan Hirt Hagen, a director. Thomas B. Hagen, a director, is the husband of Susan Hirt Hagen, a director.

     The Board recommends a vote FOR all nominees.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by the Company during each of the three fiscal years ended December 31, 1994, 1995, and 1996, to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 1996 for services rendered in all capacities to the Company, EFL, Erie Insurance Exchange (the "Exchange") and their subsidiaries and affiliates.

Annual Compensation

ERIE INDEMNITY COMPANY
SEC 12/31/96

-------------------------------------------------------------------------------
NAME                  YEAR     SALARY      BONUS       OTHER        ALL OTHER
                                                       ANNUAL       COMP. (1)
                                                       COMP.
-------------------------------------------------------------------------------
Hirt, W. (2)          1996     0           11,220      0
CEO 1/1/96
through 2/11/96
-------------------------------------------------------------------------------
Milne, S. (3)         1996     467,305     39,351      1,014        26,020
CEO-2/12/96           1995     245,611     26,623        927        39,993
through 12/31/96      1994     189,512     34,943        965         4,433
-------------------------------------------------------------------------------
Van Gorder, J.        1996     312,555     25,433      1,014        26,431
Ex. VP, Sec. &        1995     296,095     26,725      1,029        29,625
General Counsel       1994     278,442     25,590      1,029        14,834
-------------------------------------------------------------------------------
Sider, T.             1996     267,295     26,844      1,014        24,231
Ex. VP & CFO          1995     231,901     26,696        941        22,410
                      1994     190,049     22,571        941        21,109
-------------------------------------------------------------------------------
Brinling, J.          1996     202,126     34,652        946        24,098
Ex. VP                1995     184,104     20,853        877        28,837
                      1994     176,365     19,527        877        22,682
-------------------------------------------------------------------------------
Irwin, A. (4)         1996     175,868     19,436      6,060       633,680
Sr. VP                1995     171,273     17,978      6,325         3,192
                      1994     167,072     16,360      3,665         3,010
-------------------------------------------------------------------------------

(1)  All Other Compensation

Amounts shown include matching contributions made by the Company pursuant to the Company's Employee Savings Plan and premiums paid by the Company on behalf of the named individuals on the Split Dollar Plan insurance policies. For the year 1996, contributions made to the Employee Savings Plans amounted to $-0-, $11,729, $8,869, $8,024, $6,026 and $4,278 on behalf of Messrs. Hirt,
Milne, Van Gorder, Sider, Brinling, and Irwin, respectively. For the year 1995, contributions to the Employee Savings

Plan amounted to $-0-, $5,424, $6,849, $6,143, $4,910, and $3,192 on behalf of
Messrs. Hirt, Milne, Van Gorder, Sider, Brinling, and Irwin. For the year 1994, contributions made to the Employee Savings Plan amounted to $-0-, $4,433, $6,190, $4,788, $4,478 and $3,010 on behalf of Messrs. Hirt, Milne, Van Gorder, Sider, Brinling, and Irwin respectively. Premiums paid during 1996 for Split Dollar Life insurance policies for Messrs. Hirt, Milne, Van Gorder, Sider, Brinling, and Irwin, respectively, are as follows: $-0-, $14,291, $17,742, $16,207, $18,072, and $-0-. Premiums paid during 1995 for Split Dollar Life insurance policies for Messrs. Hirt, Milne, Van Gorder, Sider, Brinling, and Irwin, respectively, are as follows: $-0-, $28,786, $17,420, $16,267, $18,144, and $-0-. Premiums paid during 1994 for Split Dollar Life insurance policies for Messrs. Hirt, Milne, Van Gorder, Sider, Brinling, and Irwin are as follows:
$-0-, $-0-, $8,644, $16,321, $18,204, and $-0-. The Company is entitled to recover the premiums from any proceeds paid on such Split Dollar Life insurance policies and has retained a collateral interest in each policy to the extent of the premiums paid with respect to such policies. The total benefit accruing to Mr. Irwin under the Supplemental Employee Retirement Plan of the Company amounted to $629,402 and is reported on the table in 1996.

(2) Mr. Hirt served as interim Chief Executive Officer of the Company for the period January 1, 1996 through February 11, 1996 on an unpaid basis.

(3) Mr. Milne became President and Chief Executive Officer of the Company and a Company Director on February 12, 1996.

(4) Mr. Irwin retired from the Company on December 31, 1996 after 30 years of service.

Agreements with Executive Officers

     Upon the recommendation of the Executive Compensation Committee of the Company's Board of Directors the Company entered into employment agreements in November, 1995 with the following four of the Company's senior executive officers: John J. Brinling, Jr., Executive Vice President of EFL; Stephen A. Milne, President and Chief Executive Officer; Thomas M. Sider, Executive Vice President and Chief Financial Officer of the Company, and Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel of the Company. The employment agreements have the following principal terms:

     (a) A three year term expiring in November, 1998, unless the agreement is theretofore terminated in accordance with its terms, with or without cause, or due to the disability or death of the officer or notice of non-renewal is given by the Company or the executive 30 days before any anniversary date;

     (b) A minimum annual base salary at least equal to the executive's annual base salary at the time the agreement was executed, subject to periodic review to reflect the executive's performance and responsibilities, competitive compensation levels and the impact of inflation;

     (c) The eligibility of the executive under the Company's incentive compensation programs and employee benefit plans;

     (d) The establishment of the terms and conditions upon which the executive's employment may be terminated by the Company and the compensation of the executive in such circumstances. The agreements provide generally, among other things, that if the employment of an executive is terminated without Cause (as defined in the agreement) by the Company or by the executive for Good Reason (as defined in the agreement) then the executive shall be entitled to receive an amount equal to the sum of: (i) three times his highest annual base salary during the preceding three years plus an amount equal to the total of the executive's highest awards during the preceding three years under the Company's bonus and other short-term incentive compensation plans; (ii) any award or other compensation to which the executive is entitled under any of the Company's incentive compensation programs and employee benefit plans as well as for the continuing participation, for a period of three years following termination, in all life, medical and dental insurance programs and other benefit plans to the extent the executive and his dependents were eligible to participate in such programs immediately prior to his termination; and (iii) accrued benefits under the Company's Supplemental Executive Retirement Plan become immediately vested and nonforfeitable.

     (e) Provisions relating to confidentiality and non-disclosure following an executive's termination; and

     (f) An agreement by the executive not to compete with the Company for a period of one year following his termination, unless his termination was without Cause.

Stock Options and Stock Appreciation Rights

     The Company does not have a stock option plan, nor has it ever granted any stock option or stock appreciation right to any of the persons named in the Summary Compensation Table.

Pension Plan

     The following table sets forth the estimated annual benefits payable upon retirement at age 65 under the Erie Insurance Group Retirement Plan for Employees.

                               PENSION PLAN TABLE

                                Years of Service
                                ----------------
Remuneration        15          20           25        30         35
------------     ---------  ---------    ---------  ---------  ---------
200,000            60,000     80,000      100,000    120,000    120,000
250,000            75,000    100,000      125,000    150,000    150,000
300,000            90,000    120,000      150,000    180,000    180,000
350,000           105,000    140,000      175,000    210,000    210,000
400,000           120,000    160,000      200,000    240,000    240,000
450,000           135,000    180,000      225,000    270,000    270,000
500,000           150,000    200,000      250,000    300,000    300,000
550,000           165,000    220,000      275,000    330,000    330,000
600,000           180,000    240,000      300,000    360,000    360,000
650,000           195,000    260,000      325,000    390,000    390,000
700,000           210,000    280,000      350,000    420,000    420,000
750,000           225,000    300,000      375,000    450,000    450,000


     The compensation covered by such plan is the base salary reported in the Summary Compensation Table.

     Under the pension plan, credited years of service is capped at 30 years. Credited years of service for each of the individuals named in the Summary Compensation Table is as follows: Stephen A. Milne - 19 years, Jan R. Van Gorder
- 16 years, Thomas M. Sider - 26 years, John J. Brinling, Jr. - 29 years and Alvin Irwin - 30 years.

     The benefits under such plan are computed on the basis of straight-life annuity amounts and a life annuity with a ten-year certain benefit. The benefits listed in the Pension Plan Table are not subject to deduction for Social Security or other offset amounts. The information in the foregoing table does not reflect certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). Beginning in 1994, the Code prohibits the inclusion of earnings in excess of $150,000 per year (adjusted periodically for cost-of-living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $120,000, but adjusted annually for cost-of-living increases) that can be paid to each eligible employee. A Supplemental Employee Retirement Plan for senior management is in effect which provides benefits in excess of the earnings limitations imposed by the Internal Revenue Code of 1986 as amended.

Director Compensation

     Effective January 1, 1995, the annual retainer for directors of all members of the Group, including the registrant, increased to $15,000, plus $1,200 for each meeting attended and $800 for each committee meeting attended (unless the committee meeting is held the same day as a Board of Directors meeting, for which committee meeting $500 is paid) plus an additional $2000 per year for each committee chairperson. In addition, all directors are reimbursed for their expenses incurred in attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of the Board of Directors and its committees. Director Petersen also is compensated pursuant to a consulting arrangement as disclosed on page 18 in "Certain Transactions."

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee (the "Committee") of the Company presently consists of Peter B. Bartlett, Chairman, J. Ralph Borneman, Jr., Seth
E. Schofield and Harry H. Weil. No member of the Committee is a former or current officer or employee of the Company, the Exchange, EFL or any of their respective subsidiaries or affiliates. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity one of whose executive officers serves on the Committee of the Company or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Committee of the Company. Mr. Borneman is the President and a principal shareholder of Body-Borneman Associates, Inc., Body-Borneman, Inc. and Body-Borneman, Ltd., all of which are independent insurance agencies representing a number of insurers, including the Company's insurance subsidiaries, EFL and the Exchange and its insurance subsidiary.

Report of the Executive Compensation Committee of the Company

     The Committee is charged with the duty of recommending to the Board of Directors the compensation of the three highest paid officers of the Company and such other officers as are determined by the Board of Directors, recommending to the Board of Directors all forms of bonus compensation including incentive programs that would be appropriate for the Company and to undertake such other responsibilities as may be delegated to it by the Board of Directors. The Board has authorized the Compensation Committee to consider the compensation of the four highest paid officers, including the CEO. The Committee is composed of four directors who are not officers or employees of the Company, the Exchange or EFL or any of their affiliates or subsidiaries. The purpose of the Committee is to determine the level and composition of compensation that is sufficient to attract and retain top quality executives for the Company.

     The objectives of the executive compensation practices are to (1) attract, reward and retain key executive talent and (2) to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing stockholder and policyholder value. To that end, compensation comparisons are made to benchmark positions at other insurers in terms of compensation levels and composition of the total compensation mix.

     Under federal tax laws, the Company is not allowed a federal income tax deduction for compensation, under certain circumstances, paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any fiscal year. No officer of the Company has received compensation in excess of $1 million in any fiscal year to date. The Compensation Committee may consider adopting policies with respect to this limitation on deductibility when appropriate.

     The Committee reviewed the salary ranges and base salaries of the four highest paid executives including the Chief Executive Officer, in 1996. The Committee has position descriptions for the four highest paid executives of the Company, including the Chief Executive Officer, which define the responsibilities and duties of each position. The position descriptions also delineate the functional areas of accountability and the qualifications and skills required to perform such responsibilities and duties. The Committee then reviews the salary ranges for the Chief Executive Officer and the other three highest paid senior executives, comparing the ranges to third party data compiled for similar positions with other property and casualty insurers. In reviewing the salary ranges for the four highest paid executives, including the Chief Executive Officer, the Committee references Sibson's Management Compensation Survey published annually by Sibson & Company, Inc., which summarizes compensation data for more than 100 insurance companies. The data is reported by position and by company asset size and by premium volume. The unique aspects of each position, its duties and responsibilities, the effect on the performance of the Company, the number of employees supervised directly and other criteria are also considered in setting the base salaries. The Committee also secured the services of Towers Perrin, a nationally recognized consulting firm with specific expertise in the insurance industry, to do a detailed analysis of competitive compensation levels and to make recommendations regarding executive compensation. In addition, Towers Perrin made specific recommendations to the Committee regarding the compensation for Mr. Milne as he assumed the responsibilities of Chief Executive Officer.

     The level of compensation for each executive reflects his or her skills, experience and job performance. Normally, base salary will not be less than the minimum for the salary range established for each position. Executives with a broader range of skills, experience and consistently high performance with the Company may receive compensation above the midpoint for the established salary range.

     Compensation for the Chief Executive Officer consists primarily of salary and bonus, and minor perquisites which amount to less than 10% of the Chief Executive Officer's salary and bonus. No long-term incentive plans (which provide incentives for performance occurring over longer periods of time) are currently utilized in determining the compensation of the Chief Executive Officer, although external data indicates its prevalence among competitor companies. Stock options, stock appreciation rights and restricted stock are not currently part of the executive compensation package for any executives of the Company. The Executive Compensation Committee recommended to the Board of Directors at its meeting of March 11, 1997 that the Board adopt an annual incentive plan and long-term incentive plan for senior executives of the Company. The purpose of these plans is to more closely align an individual's compensation opportunities with the impact of the individual's contributions on the overall performance of the Company. The purpose of the annual incentive plan is to promote the best interests of the Erie Insurance Exchange while enhancing shareholder value of the Company and to promote the attainment of significant business objectives for the Company, its subsidiaries and affiliates by basing a portion of the executives' compensation on the attainment of both premium growth and underwriting profitability goals. The annual incentive plan will be paid in cash only. The Board approved adoption of the annual incentive plan and long-term incentive plan as recommended by the Executive Compensation Committee at its meeting of March 11, 1997.

     The long-term incentive plan is presented in this proxy as a proposal to shareholders for approval and is designed to maximize returns to stockholders by linking the compensation of key executives to the overall profitability and success of the Company.

     Performance factors applicable to the Company, such as property and casualty insurance loss ratios, investment portfolio returns, overall company profitability, as well as other factors are considered indirectly in evaluating the Chief Executive Officer's performance. Such performance factors were considered in approving Mr. Milne's 1996 compensation.

     Compensation of the next three most highly compensated individuals is determined by the Committee and is based upon the factors and processes enumerated, i.e., a determination of a salary range based upon market data and evaluation of the executive with respect to the executive's job description and his or her position within the salary range.

     Compensation of the next highest paid executives (other than the four highest paid executives) is based upon the Company's established standard compensation policies and is not determined by the Committee. As with the Chief Executive Officer and the next three most highly compensated executive officers, no long-term incentive plans are currently maintained for these executives. As indicated, however, the Executive Compensation Committee has recommended, and the Board has approved, an annual incentive plan to be effective in fiscal year 1997, and subject to shareholder approval, a long-term incentive plan.

Erie Indemnity Company Executive Compensation Committee:

Peter B. Bartlett, Chairman
J. Ralph Borneman, Jr.
Seth E. Schofield
Harry H. Weil

Comparison of Cumulative Total Shareholder Return on the Company's Class A Common Stock With Certain Averages

     The following graph depicts the cumulative total shareholder return for the periods indicated for the Company's Class A nonvoting Common Stock compared to the Standard & Poor's 500 Stock Index and the Standard & Poor's Multi-Line Insurance Index.

                             ERIE INDEMNITY COMPANY
                       SEC Comparative Performance Graph

Assumes Dividends Reinvested

                                   [GRAPHIC]

In the printed version there appears a line graph depicting the following plot point:

                                  1991      1992      1993      1994      1995       1996
                                  ----      ----      ----      ----      ----       ----
Erie Indemnity Company            $100      $233      $441      $569      $897      $1,418
Standard & Poor's 500 Index       $100      $108      $118      $120      $165      $  203
S&P Multi-Line Insurance Index    $100      $114      $128      $134      $197      $  239

-------------------

                                        Indexed Cumulative Total Shareholder Return
                                  -------------------------------------------------------
                                  1991      1992      1993      1994      1995       1996
                                  ----      ----      ----      ----      ----       ----
Erie Indemnity Company            $100      $233      $441      $569      $897      $1,418
Standard & Poor's 500 Index       $100      $108      $118      $120      $165      $  203
S&P Multi-Line Insurance Index    $100      $114      $128      $134      $197      $  239

Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Erie Indemnity Company Class A Common Stock, Standard & Poor's Multiline Insurance Index and Standard & Poor's 500 Stock Index.

Cumulative total return assumes reinvestment of dividends.

Certain Transactions

     Directors Black and Borneman are officers and principal shareholders of insurance agencies which receive insurance commissions in the ordinary course of business from the insurance companies managed by the Company in accordance with such companies' standard commission schedules and agents' contracts.

     Director and former President and CEO, and previous Chief Investment Officer of the Erie Insurance Group of Companies, John M. Petersen, who retired as an employee of the Company on December 31, 1995, entered into a consulting arrangement with the Company effective January 2, 1996. Under the terms of the arrangement, the Company engaged Mr. Petersen as a consultant to furnish the Company and its pension trust, the Erie Insurance Exchange, and Erie Family Life Insurance Company, with investment services with respect to their investments in common stocks. As compensation for services rendered by Mr. Petersen, a fee of
 .15 of 1 percent, on an annualized basis, of the total fair market value of the common stock under management, is paid to Mr. Petersen. The Company also pays for all necessary and reasonable expenses related to Mr. Petersen's consulting services performed under this arrangement. In 1996, the compensation paid to Mr. Petersen, under this arrangement, totalled $2,078,758.

Relationships Among the Company, the Exchange and EFL and Their
Subsidiaries and Affiliates

     Since the formation of the Company and the Exchange in 1925, the Company, as the attorney-in-fact appointed by the policyholders of the Exchange, has managed the property and casualty insurance operations of the Exchange. The Company's operations are interrelated with the operations of the Exchange, and the Company's results of operations are largely dependent on the success of the Exchange.

     The Company believes that its various transactions with the Exchange and EFL which are summarized herein, are fair and reasonable and have been on terms no less favorable to the Company than the terms that could have been negotiated with an independent third party.

     Pursuant to the Subscribers Agreement by which the Company serves as attorney-in-fact for the Exchange, the Company's Board of Directors establishes periodically an annual management fee for the Company's services as attorney-in-fact which may not exceed 25% of the direct and assumed written premiums of the Exchange. Such percentage was 25% from July 1, 1991 through March 31, 1995 and was 23% from July 1, 1990 to June 30, 1991. The Company's Board of Directors has the ability to establish the percentage charged at its discretion, within the parameters described above. On March 2, 1995, the Board of Directors reduced the management fee from 25% to 24.5% for the period April 1, 1995 through March 31, 1996. On December 12, 1995 the Board of Directors reduced the management fee from 24.5% to 24.0% for the period April 1, 1996 through December 31, 1996. On December 12, 1996, the Board of Directors voted to maintain the 24% management fee rate through December 31, 1997. Based on the 1996 affiliated assumed and direct premiums written by the Exchange, a 1/2 percent reduction in the management fee rate equates to about an $8.5 million reduction in management fee revenue for the Company. The activities performed by the Company as attorney-in-fact for the Exchange include insurance underwriting, policy issuance, policy exchange and cancellation, processing of invoices for premiums, the establishing and monitoring of loss reserves, oversight of reinsurance transactions, investment management, payment of insurance commissions to insurance agents, compliance with rules and regulations of supervisory authorities and monitoring of legal affairs. The Company is obligated to conduct these activities at its own expense, and realizes profits or losses depending upon whether its costs of providing such services is less than the amount it receives from the Exchange, in which case the Company has a profit from acting as attorney-in-fact, or greater, in which case the Company has a loss from such activities. The Exchange, however, bears the financial responsibility for the payment of insurance losses, loss adjustment expenses, investment expenses, legal expenses, assessments, damages, licenses, fees, establishment of reserves and taxes. For the five years ended December 31, 1996, 1995, 1994, 1993, and 1992, the management fees paid by the Exchange to the Company were $442,904,376, $420,003,739, $407,275,573, $375,038,960, and
$337,551,358, respectively.

     The Company also receives a fee of 7 percent of voluntary reinsurance premiums assumed from non-affiliated insurers as compensation for the management and administration of this business on behalf of the Exchange. Prior to the service agreement on non-affiliated assumed reinsurance, which was effective January 1, 1995, the Company received a management fee based on premiums written and was responsible for the payment of brokerage commissions. Service agreement revenue from the management of non-affiliated assumed reinsurance business was $5,069,140 in 1996 and $4,401,232 in 1995.

     The Company's subsidiary, Erie Insurance Co., has participated in a reinsurance pool with the Exchange since January 1, 1992 whereby Erie Insurance Co. transfers, or cedes to the Exchange all of its direct premiums written and the Exchange retrocedes to Erie Insurance Co. a 5% participation of the pooled business, which also includes all of the property and casualty insurance business of the Exchange. All premiums, losses, loss adjustment expenses and other underwriting expenses are prorated among the parties on the basis of their participation in the pool. The pooling agreement does not legally discharge Erie Insurance Co. from its primary liability for the full amount of the policies ceded. However, it makes the Exchange liable to Erie Insurance Co. to the extent of the business ceded. The pooling agreement provides that it may be amended or terminated at the end of any calendar year by agreement of the parties. Effective January 1, 1995, the pooling agreement was amended to provide that the Exchange's share of the pool was reduced to 94.5% and that Erie Insurance Co. and Erie NY have a 5.5% share of the pool. Prior to January 1, 1992, all property and casualty business of Erie Insurance Co. was reinsured 100% with the Exchange under the terms of a quota share reinsurance treaty. Erie P&C and Flagship, a subsidiary of the Exchange, reinsure 100% of their property and casualty insurance business with the Exchange under the terms of a quota share reinsurance treaty.

     The property/casualty affiliated insurance companies of the Erie Insurance Group periodically purchase annuities from EFL for use in connection with the structured settlement of insurance claims. The Company's share of such purchases, through its subsidiaries, Erie Insurance Co. and Erie NY, amounted to $742,772, $1,235,722, $583,263, and $383,516 for the years ended December 31,
1996, 1995, 1994, and 1993, respectively, and the reserves held by EFL at December 31, 1996 for such annuities were approximately $5,175,280. The increase in annuity purchases for structured settlements is due to a greater emphasis by Erie claims management on utilizing structured settlements in claims resolutions. In addition, the Erie Insurance Group Retirement Plan for Employees has, from time to time, purchased individual annuities from EFL for each retired vested employee or beneficiary receiving benefits. Such purchases amounted to $4,894,046, $6,024,125, and $8,880,714, for the years ended December 31, 1996,
1995, and 1994, respectively. The annuities purchased in 1994 included annuities for those individuals that retired from the Company or its subsidiaries in 1993, 1994, and 1995. The reserves held by EFL at December 31, 1996 for all such annuities were approximately $32,812,000.

     The Company and its subsidiaries, the Exchange and its subsidiaries and EFL share a corporate home office complex in Erie, Pennsylvania. The complex contains 545,880 square feet, and is owned by the Exchange.

     The Company operates 20 field offices in 8 states. Of these offices, 16 provide both agency support and claims services and are referred to as "Branch Offices", while the remaining four provide only claims services and are considered "Claims Offices".

     The Company owns 3 of its field offices. Three others are owned by and leased from the Exchange. The rent for the home office and the three field offices paid to the Exchange totaled $10,949,000 in 1996. One office is owned by and leased from EFL at an annual rental in 1996 of $423,120. The remaining 10 offices are leased from various unaffiliated parties. The Company is reimbursed by its affiliates for a percentage of the rent for office space used by its affiliates.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of Brown, Schwab, Bergquist & Co. as the Company's independent public accountants for 1997. The Company has been advised by Brown, Schwab, Bergquist & Co. that none of its members has any financial interest in the Company.

     A representative of Brown, Schwab, Bergquist & Co. will attend the Annual Meeting, will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

     The Board of Directors recommends a vote FOR the ratification of Brown, Schwab, Bergquist & Co. as the Company's independent public accountants.

                     APPROVAL OF THE ERIE INDEMNITY COMPANY
                            LONG-TERM INCENTIVE PLAN


     The Board of Directors of the Company has approved the Erie Indemnity Company Long-Term Incentive Plan (the "Plan"). Pursuant to the rules of the NASDAQ National Market System on which the Company's Class A (non-voting) Common Stock is traded, the Plan is being submitted to the holders of Class A Common Stock, as well as the holders of Class B (voting) Common Stock, of the Company for approval.

     The purposes of the Plan are (i) to enhance the growth and profitability of the Company by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of the Company;
(ii) to attract and retain employees of outstanding competence and ability; and
(iii) to further align the interests of such employees with those of shareholders of the Company.

     The Company's Board of Directors recommends that shareholders vote FOR approval of the Plan.

                               Summary of the Plan

     The following summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

     Term. The effective date of the Plan is January 1, 1997, subject to approval of the Plan by the shareholders of the Company. The Plan does not have a fixed expiration date.

     Administration. The Plan will be administered by the Executive Compensation Committee of the Company's Board of Directors or, in certain events, by the full Board or a committee of the Board comprised solely of outside directors (the "Plan Administrator"). The Plan Administrator has sole and complete authority to make awards under the Plan, to determine the terms and conditions of such awards, and to interpret and make all other determinations affecting the Plan.

     Participation and Award Estimates. Participation in the Plan is limited to officers and other salaried key employees of the Company and its majority-owned subsidiaries who are selected from time to time by the Plan Administrator. A total of approximately 14 employees are eligible for selection by the Plan Administrator to participate in the Plan. Participation in the Plan does not preclude participation in any other employee benefit plans of the Company and does not create any rights to continued employment with the Company. Because the grant of awards under the Plan is at the discretion of the Plan Administrator, it is not possible to indicate at this time which persons may receive awards under the Plan or the amount of such awards.

Operation of the Plan.

     Phantom Share Units. The Plan provides for the grant, in the discretion of the Plan Administrator after receiving the recommendations of chief executive officer of the Company, of Phantom Share Units to Participants in the Plan. In connection with any such grant, the Plan Administrator will establish a performance period, which may not be less than three years, and performance objectives for such performance period. Within 90 days after the end of the performance period, the Plan Administrator will determine the value of the Phantom Share Units held by each participant for such performance period based on the extent to which the related performance objectives are achieved. Each participant will then be entitled to receive that number of shares of restricted Class A Common Stock of the Company equal to the value of the Phantom Share Units held by such participant, based on the average fair market, as defined, of the Class A Common Stock of the Company during the 30 days following the end of the performance period.

     In the event of the death, disability or retirement (as defined under the Company's retirement plan) of a participant prior to the end of a performance period, the number of Phantom Share Units held by such participant will be determined as of the end of the fiscal year in which such event occurs. If a participant ceases to be an employee of the Company prior to the end of a performance period for any other reason, the participant will forfeit all Phantom Share Units previously granted under the Plan.

     Restricted Class A Common Stock. The restricted Class A Common Stock, if any, granted to a participant at the end of a performance period will vest over a period of not more than three years. The vesting period applicable to any such shares will be established by the Plan Administrator at the time of grant of the related Phantom Share Units. Until such shares vest, the certificates representing such shares will be held by the Company for the account of the participant and the participant will have all the rights of a shareholder, including the right to receive dividends, except that (i) the participant will not be entitled to receive a certificate representing such shares, (ii) the shares may not be transferred, sold, assigned, pledged or otherwise encumbered, and (iii) all of such shares shall be forfeited unless, with certain exceptions, the participant remains in the continuous employment of the Company for the entire vesting period. If the participant is employed by the Company at the end of the vesting period, the participant will be entitled to receive certificates for the Class A Common Stock credited to his account under the Plan free and clear of all restrictions.

     In the event of the death or disability of a participant after the end of the performance period but prior to the end of a vesting period applicable to any restricted Class A Common Stock, the participant, or his estate, will be entitled to receive the shares of Class A Common Stock in his account without restrictions. If a participant retires during such period (i.e., voluntarily terminates employment after age 55 with at least 5 years of service), the participant will not forfeit his shares, but the other restrictions on such shares will still apply for the remainder of the applicable vesting period. Finally, if a participant ceases to be an employee of the Company for any other reason during such period, the participant will forfeit the Class A Common Stock to which he would otherwise be entitled.

     In any case, the Plan Administrator may, in its sole discretion, permit a participant to retain the Phantom Share Units or restricted Class A Common Stock that would otherwise by forfeited under the terms of the Plan.

     In order to avoid dilution, the Company will satisfy its obligations under the Plan by purchasing shares of Class A Common Stock in the open market. If such purchases are not practicable because such stock is not readily available in the marketplace or such purchase would artificially affect the market price of the Class A Common Stock, then the Company may issue deferred stock units in lieu of restricted Class A Common Stock and may pay cash in lieu of the issuance of Class A Common Stock at the expiration of the applicable vesting period.

     Performance Objectives and Section 162(m). The performance objectives established by the Plan Administrator for any performance period shall be based upon one or more of the following performance measures: (i) retained earnings per share plus dividend, (ii) earnings or earnings per share, (iii) assets or return on assets, (iv) shareholder's equity or return on shareholder's equity,
(v) revenues, (vi) costs, (vii) gross profit margin, (viii) investment earnings,
(ix) loss ratio, (x) combined ratio, or (xi) any other measure determined by the Plan Administrator to be in the best interests of the Company.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, provides in general that compensation in excess of $1.0 million per year paid to the chief executive officer and the four other most highly compensated officers of a public company is not deductible to the corporation; however, certain performance-based compensation may be excluded from this deductibility limitation if, among other things, (i) the compensation is paid solely on account of the attainment of one or more performance goals, (ii) the performance goals are established by a compensation committee consisting solely of two or more outside directors, (iii) the material terms under which the compensation is to be paid, including the performance goals, are disclosed to and approved by the shareholders prior to payment, and (iv) prior to payment, the compensation committee must certify that the performance goals were in fact satisfied. Approval of the Plan by the shareholders of the Company will constitute approval of the Plan, including approval of the performance objectives, for purposes of
Section 162(m). It is the current intention of the Plan Administrator to ensure that all otherwise tax deductible compensation payable under the Plan be excludable from the limitation on deductibility imposed by Section 162(m); however, the Plan Administrator retains the ability to make awards under the Plan which are not eligible for exclusion from Section 162(m) in the event that it determines that the making of such awards is in the best interests of the Company.

     Maximum Annual Award. In order to satisfy the requirements of Section 162(m), the Company has established the maximum value of Phantom Share Units that may be earned by any participant under the Plan in any year which shall not exceed 500,000 dollars. It is not anticipated that any award under the Plan will reach the maximum award in the near future.

     Adjustments. With certain exceptions, the Plan Administrator may, in its discretion, at any time adjust the performance objectives applicable to any Phantom Share Units, adjust the manner in which such performance objectives are measured, shorten the performance period, or shorten the vesting period with respect to any restricted Class A Common Stock if it determines that conditions so warrant. Further, the number of Phantom Share Units and shares of restricted Class A Common Stock shall be appropriately adjusted by the Plan Administrator for stock dividends, stock splits, recapitalizations, mergers or other changes in the capitalization of the Company.

     Amendment and Termination of the Plan. The Board of Directors of the Company may modify, amend or terminate the Plan at any time except that no modification, amendment or termination may adversely affect the rights of a participant under an award previously made to him without his consent.

     Federal Income Tax Consequences. There will be no Federal income tax consequences to participants or to the Company upon the grant of Phantom Share Units or upon the issuance of restricted Class A Common Stock. Participants will recognize income for Federal income tax purposes in an amount equal to the fair market value of the shares received (determined as of the date on which the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs first) and the Company will be entitled to a deduction in a like amount. The Plan Administrator may, in its sole discretion, permit a participant to defer the receipt of all or a portion of the Class A Common Stock payable upon lapse of applicable restrictions. Further, the Plan Administrator may, in its sole discretion, permit a participant to defer the receipt of all or a portion of the Class A Common Stock payable upon lapse of applicable restrictions. Further, the Plan Administrator may permit a participant to satisfy any income tax withholding obligation of the Company with respect to any award under the Plan by withholding a portion of the shares of Class A Common Stock otherwise payable to the participant or by delivering previously owned shares of Class A Common Stock.

     The affirmative vote of a majority of the shares of Class A Common Stock and Class B Common Stock, each voting as a class, is required for approval of the Plan.

     Because executive officers of the Company (two of whom are members of the Board of Directors) are eligible to receive awards under the Plan, each of them has a personal interest in the adoption of the Plan.

     The Board of Directors recommends a vote FOR the approval of the Long-Term Incentive Plan.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report for 1996 is being mailed to the holders of the Company's Class A Common Stock and Class B Common Stock with this Proxy Statement.


                              SHAREHOLDER PROPOSALS

     Any holder of the Company's Class B Common Stock who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's proxy statement for its 1998 Annual Meeting of Shareholders must deliver such proposal in writing to the Company's Secretary at the Company's principal executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530, not later than December 20, 1997.


                                 OTHER PROPOSALS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                     By Order of the Board of Directors,


                                     /s/ Jan R. Van Gorder
                                     ----------------------------------
                                     Jan R. Van Gorder,
                                     Executive Vice President,
                                     Secretary and General Counsel

April 1, 1997

                                    EXHIBIT A


                             ERIE INDEMNITY COMPANY
                            LONG-TERM INCENTIVE PLAN

                                   1. GENERAL

1.1  Purpose.

     The purposes of the Long-Term Incentive Plan (the "Plan") are: (a) to enhance the growth and profitability of Erie Indemnity Company, a Pennsylvania business corporation ("Erie"), and its subsidiaries and affiliates by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of Erie and its subsidiaries and affiliates; (b) to attract and retain employees of outstanding competence and ability; (c) to further align the interests of such employees with those of shareholders of Erie.

1.2  Definitions.

     For the purpose of the Plan, the following terms shall have the meanings indicated:

     (a) "Board of Directors" or "Board" shall mean the Board of Directors of Erie.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto.

     (c) "Company" shall mean Erie and any corporation, partnership, or other organization of which Erie, directly or indirectly, owns or controls not less than 50% of the total combined voting power of all classes of stock or other equity interests. For purposes of this Plan, the terms "Erie" and "Company" shall include any successor thereto.

     (d) "Common Stock" shall mean the Class A (non-voting) Common Stock of Erie and a "share of Common Stock" shall mean one share of Common Stock.

     (e) "Disability" shall mean total and permanent disability within the meaning of Section 22(e)(3) of the Code.

     (f) "Fair Market Value" of shares of Common Stock on any given date(s) shall be: (a) the daily average of the high and low sales prices on the NASDAQ National Market System of such shares on the date(s) in question, or, if the shares of Common Stock shall not have been traded on any such date(s), the closing price on the NASDAQ National Market System on the first day prior thereto on which the shares of Common Stock were so traded; or (b) if the shares of Common

          Stock are not traded on the NASDAQ National Market System, such other amount as may be determined by the Plan Administrator by any fair and reasonable means.

     (g) "Participant" shall mean any key employee who has met the eligibility requirements set forth in Section 1.4 hereof and to whom a grant has been made and is outstanding under the Plan.

     (h) "Performance Period" shall mean, in relation to Phantom Share Units, any period, for which performance objectives have been established pursuant to Article 2.

     (i) "Phantom Share Unit" shall mean a right, granted to a Participant pursuant to Article 2.

     (j) "Plan Administrator" shall mean: (i) the Executive Compensation Committee of the Board of Directors (the "Committee"), or its functional successor, unless some other Board committee has been designated by the Board of Directors to administer the Plan or any portion of the Plan; or (ii) in the event that the Committee is not comprised of two or more "Non-Employee Directors" within the meaning of Rule 16b-3(a)(3) promulgated under Section 16 of the Securities Exchange Act of 1934, then the Plan Administrator shall, with respect to officers and directors subject to Section 16, be the Board.

     (k) "Restricted Share" shall mean a share of Common Stock, granted to a Participant pursuant to Article 3, subject to the restrictions set forth in Section 3.1 hereof.

     (l) "Retirement" shall mean the cessation of employment with the Company after reaching age 55 and having completed at least 5 years of service.

     (m) "Vesting Period" shall mean in relation to Restricted Shares receivable in payment for Phantom Share Units, the period of time during which such shares are subject to restrictions on transferability and may be forfeited if the Participant's employment is terminated.

1.3  Administration.

     The Plan shall be administered by the Plan Administrator and the Plan Administrator shall act in accordance with the procedures established under Erie's Articles of Incorporation, By-laws and under any resolution of the Board. Subject to the provisions of the Plan, the Plan Administrator shall have sole and complete authority to: (i) subject to Section 1.4 hereof, select Participants after receiving the recommendations of the management of the Company; (ii) determine the number of Phantom Share Units or Restricted Shares subject to each grant; (iii) determine the time or times when grants are to be made or are to be effective; (iv) determine the terms and conditions, including the performance objectives, subject to which grants may be made; (v) extend the term of any grant; (vi) prescribe the form or forms of the instruments evidencing any grants made hereunder, provided that such forms are consistent with the Plan; (vii) adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (viii) construe and interpret the Plan and all rules, regulations, and instruments utilized thereunder; and (ix) make all determinations deemed advisable or necessary for the administration of the Plan. All determinations by the Plan Administrator shall be final and binding.

1.4  Eligibility and Participation.

     Participation in the Plan shall be limited to officers (who may also be members of the Board of Directors) and other salaried key employees of the Company as identified by the Plan Administrator to participate in the Plan.


                 2. PROVISIONS APPLICABLE TO PHANTOM SHARE UNITS

2.1  Performance Periods.

     The Plan Administrator shall establish Performance Periods applicable to Phantom Share Units. Each such Performance Period shall commence with the beginning of a fiscal year in which performance objectives are established and have a duration of not less than three consecutive fiscal years.

2.2  Performance Objectives.

     The Plan Administrator shall establish one or more performance objectives for each Performance Period , provided that such performance objectives shall be established prior to the grant of any Phantom Share Units with respect to such period. Performance objectives shall be based on one or more of the following measures: (i) retained earnings per share plus dividend, (ii) earnings or earnings per share, (iii) assets or return on assets, (iv) shareholder's equity or return on shareholder's equity, (v) revenues, (vi) costs, (vii) gross profit margin, (viii) investment earnings, (ix) loss ratio, (x) combined ratio, or (xi) any other measure determined by the Plan Administrator to be in the best interests of the Company. The Plan Administrator may, in its discretion, establish performance objectives for the Company as a whole or for only the business unit of the Company in which a given Participant is involved, or a combination thereof.

2.3  Grants of Phantom Share Units.

     The Plan Administrator may select employees to become Participants (subject to the provisions of Section 1.4 hereof) and grant Phantom Share Units to such Participants at any time prior to or during the first fiscal year of a Performance Period. Before making grants, the Plan Administrator shall receive the recommendations of the Chief Executive Officer of the Company, which will take into account such factors as level of responsibility, current and past performance, and performance potential. Each grant to a Participant shall be evidenced by a written instrument stating the number of Phantom Share Units granted, the target value of each Phantom Share Unit, the Performance Period, the performance objective or objectives, the Vesting Periods and restrictions applicable to Restricted Shares receivable in payment for Phantom Share Units and any other terms, conditions and rights with respect to such grant.

2.4  Adjustment With Respect to Phantom Share Units.

     Any other provision of the Plan to the contrary notwithstanding, the Plan Administrator may at any time adjust performance objectives (up or down), adjust the way performance objectives are measured, or shorten any Performance Period, if it is determined that conditions, including, but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company's accounting policies, acquisitions or dispositions, stock redemptions, reductions or increases in the management fee rate payable to Erie by Erie Insurance Exchange, reductions to shareholders' equity due to reductions or increases in net unrealized gain on available-for-sale securities or the occurrence of other events impacting the performance objectives, so warrant; provided, however, that the Plan Administrator may not make any such adjustment that would increase the economic benefit to any "covered employee" as defined in
     Section 162(m) of the Code.

2.5. Maximum Annual Award.

     The maximum value of Phantom Share Units that may be earned by any Participant in any year shall not exceed $500,000.

2.6  Payment for Phantom Share Units.

     Within 90 days after the end of any Performance Period, the Plan Administrator shall determine the total dollar value of Phantom Share Units held by each Participant for such Performance Period. Payment for Phantom Share Units shall be in the form of Restricted Shares and shall be subject to the terms and conditions of Section 3 hereof. Such Common Stock shall be purchased in the open market, provided however, that if the Common Stock of the Company is not readily available in the marketplace, or purchase of the Common Stock for Restricted Shares would artificially affect the price of the Common Stock, in the sole discretion of the Plan Administrator, Restricted Shares shall be payable in deferred stock units equal in value to the number of shares of Common Stock that would have been paid to the Participant had the Common Stock been available in the marketplace. The number of Restricted Shares (or stock unit equivalents) granted shall be equal to the actual total value of the Phantom Share Units at the end of the Performance Period divided by the monthly average price of the Fair Market Value of the Common Stock for the month following the end of the Performance Period, rounded up to the nearest whole share.

2.7  Termination of Employment.

     (a)  Prior to the end of a Performance Period:

          (i) Death, Disability or Normal Retirement: If a Participant ceases to be an employee of the Company prior to the end of a Performance Period by reason of death, Disability or Normal Retirement (as defined in the Company's qualified Retirement Plan for Employees), the Performance Period for outstanding Phantom Share Units shall be deemed to end as of the end of the fiscal year in which such event occurred. The total dollar value of Phantom Share Units held by such Participant shall be based upon performance during the reduced Performance Period and will be paid in the form of shares of Common Stock in the manner provided for by Section 2.6. Any shares of Common Stock payable pursuant to this Section 2.7, shall be free of any restrictions or risk of forfeiture under the Plan and shall be registered in the name of the Participant or the Participant's beneficiary or estate, as the case may be, as soon as practicable after the end of the applicable Performance Period.

          (ii) Other Terminations: If a Participant ceases to be an employee prior to the end of a Performance Period for any reason other than death, Disability or Normal Retirement, the Participant shall immediately forfeit all Phantom Share Units previously granted under the Plan. The Plan Administrator may, however, in its sole discretion, permit a Participant to retain all or a portion of his Phantom Share Units if it finds that the circumstances in the particular case so warrant.

     (b) After the end of a Performance Period, but prior to the end of a Vesting Period:

          (i) Death or Disability: If a Participant ceases to be an employee of the Company by reason of death or Disability, the Vesting Period shall be deemed to have ended and shares of Common Stock held by the Company with respect to Restricted Shares earned by such Participant shall be paid as soon as practicable in the manner set forth in
               3.4 hereof

          (ii) Retirement: The Retirement of a Participant shall not constitute a termination of employment for purposes of this Section 2(b), and such Participant shall not forfeit any Common Stock held by the Company with respect to Restricted Shares earned by such Participant.

         (iii) Other Terminations: If a Participant ceases to be an employee prior to the end of a Vesting Period for any reason other than death, Disability or Retirement, the Participant shall immediately forfeit all unvested Restricted Shares previously granted with respect to such Vesting Period in accordance with the provisions of Section 3.2(c) hereof, unless the Plan Administrator, in its sole discretion, finds that the circumstances in the particular case so warrant and allows a Participant whose employment has so terminated to retain any or all of the Restricted Shares granted to such Participant.


                  3. PROVISIONS APPLICABLE TO RESTRICTED SHARES

3.1  Vesting Periods.

     At the time a Phantom Share Unit award is made, the Plan Administrator shall establish a Vesting Period applicable to Restricted Stock which shall not be more than three years. The Plan Administrator may provide for the lapse of all or a portion of such Vesting Period in installments and may accelerate or waive such Vesting Period, in whole or in part, based on such factors as the Plan Administrator may determine.

3.2  Rights and Restrictions Governing Restricted Shares.

     At the time of payment in Restricted Shares, subject to the receipt by the Company of any applicable consideration for such Restricted Shares, one or more certificates representing the appropriate number of shares of Common Stock granted to a Participant shall be registered either in his name or for his benefit either individually or collectively with others, but shall be held by the Company for the account of the Participant. The Participant shall have all rights of a holder as to such shares of Common Stock, including the right to receive dividends, subject to the following restrictions: (a) the Participant shall not be entitled to delivery of certificates representing such shares of Common Stock and any other such securities until the expiration of the applicable Vesting Period; (b) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the applicable Vesting Period; and (c) all of the Restricted Shares shall be forfeited and all rights of the Participant to such Restricted

     Shares shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company for the entire Vesting Period or portion thereof in relation to which such Restricted Shares were granted, except as otherwise allowed by
     Section 2.7 hereof. At the time of payment in Restricted Shares, if the Common Stock of the Company is not readily available in the marketplace, or purchase of the Common stock would artificially affect the price of the Common Stock, in the sole discretion of the Plan Administrator, then in that event, the Company shall have the option to pay to the Participant in cash the Fair Market Value of the Restricted Shares on such payment date.

3.3  Adjustment with Respect to Restricted Shares.

     Any other provisions of the Plan to the contrary notwithstanding, the Plan Administrator may at any time shorten any Vesting Period, if it determines that conditions, including but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company's accounting policies, acquisitions or dispositions, or the occurrence of other unusual, unforeseen, or extraordinary events, so warrant.

3.4  Payment of Restricted Shares.

     In the event that a Participant is still employed by the Company at the end of the Vesting Period or portion thereof, all applicable restrictions shall lapse as to Restricted Shares granted in relation to such Vesting Period, and one or more stock certificates for the appropriate number of shares of Common Stock, free of restrictions, shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs.

3.5  Deferral of Payment.

     The Plan Administrator may, in its sole discretion, offer a Participant the right, by execution of a written agreement, to defer the receipt of all or any portion of the payment, if any, for Restricted Shares. If such an election to defer is made, the Common Stock receivable in payment for Restricted Shares shall be deferred as stock units equal in number to the number of shares of Common Stock that would have been paid to the Participant. Such stock units shall represent only a contractual right and shall not give the Participant any interest, right, or title to any Common Stock during the deferral period. The cash receivable in payment for fractional shares receivable for Restricted Shares shall be deferred as cash units. Deferred cash units may be credited annually with an appreciation factor specified in the deferred compensation agreement, which will include dividend equivalents. At the end of the deferral period, deferred stock units and cash units shall be paid in Common Stock, except that any payment attributable to fractional shares shall be paid in cash. All other terms and conditions of deferred payments shall be as contained in a written deferred compensation agreement.


                                4. MISCELLANEOUS

4.1  Designation of Beneficiary.

     A Participant may designate, in a writing delivered to the Company before his death, a person or persons to receive, in the event of his death, any rights to which he would be entitled under the Plan. A Participant may also designate an alternate beneficiary to receive payments if the primary beneficiary does not survive the Participant. A Participant may designate more than one person as his beneficiary or alternate beneficiary, in which case such persons would receive payments as joint tenants with a right of survivorship. A beneficiary designation may be changed or revoked by a Participant at any time by filing a written statement of such change or revocation with the Company. If a Participant fails to designate a beneficiary, then his estate shall be deemed to be his beneficiary.

4.2  Employment Rights.

     Neither the Plan nor any action taken hereunder shall be construed as giving any employee of the Company the right to become a Participant, and a grant under the Plan shall not be construed as giving any Participant any right to be retained in the employ of the Company.

4.3  Nontransferability.

     A Participant's rights under the Plan, including the right to any amounts or shares payable, may not be assigned, pledged, or otherwise transferred except, in the event of a Participant's death, to his designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.

4.4  Withholding.

     The Company shall have the right, before any payment is made or a certificate for any shares is delivered or any shares are credited to any brokerage account, to deduct or withhold from any payment under the Plan any Federal, state, local or other taxes, including transfer taxes, required by law to be withheld or to require the Participant or his beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld.

     If and to the extent withholding of any Federal, state or local tax is required in connection with the lapse of restrictions with respect to Restricted Shares earned pursuant to Phantom Share Units, the Participant may elect to pay such amount in cash or: (i) have the Company hold back from the shares to be delivered, stock having a value calculated to satisfy such withholding obligations; (ii) deliver previously-owned shares of Common Stock held by the Participant having a value equal to the tax withholding obligation provided that the previously owned shares have been held for at least six months; or (iii) utilize a combination of the foregoing procedures.

4.5  Relationship to Other Benefits.

     No payment under the Plan shall be taken into account in determining any benefits under any retirement, group insurance, or other employee benefit plan of the Company. The Plan shall not preclude the shareholders of Erie, the Board of Directors or any committee thereof, or the Company from authorizing or approving other employee benefit plans or forms or incentive compensation, nor shall it limit or prevent the continued operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by Participants in the Plan.

4.6  No Trust or Fund Created.

     Neither the Plan nor any grant made hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

4.7  Expenses.

     The expenses of administering the Plan shall be borne by the Company.

4.8  Indemnification.

     Service on the Committee shall constitute service as a member of the Board of Directors so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation, By-Laws, or resolutions of its Board of Directors or shareholders.

4.9  Tax Litigation.

     The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that the Company believes to be important to Participants in the Plan and to conduct any such contest or any litigation arising therefrom to a final decision.

4.10 Antidulution.

     Phantom Share Units and Restricted Shares shall be subject to appropriate adjustment by the Plan Administrator as to the number and price of shares of Common Stock or other considerations subject to such grants in the event of changes in the outstanding shares by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant.


                          5. AMENDMENT AND TERMINATION

     The Board of Directors may modify, amend, or terminate the Plan at any time except that, no modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under a grant previously made to him without the consent of such Participant.


                                6. INTERPRETATION

6.1  Governmental and Other Regulations.

     The Plan and any grant hereunder shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency that may, in the opinion of the counsel for the Company, be required.

6.2  Governing Law.

     The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and performed entirely in such State.


                   7. EFFECTIVE DATE AND SHAREHOLDER APPROVAL

     The Plan shall be effective as of January 1, 1997.

                             ERIE INDEMNITY COMPANY
                              CLASS A COMMON STOCK
                                      PROXY

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints F. William Hirt, Stephen A. Milne and Jan R. Van Gorder, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Class A Common Stock of Erie Indemnity Company (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Auditorium of the F.W. Hirt - Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 on April 29, 1997 at 4:00 p.m., and at any adjournment, postponement or continuation thereof, as follows:

1. A PROPOSAL TO ADOPT THE LONG-TERM INCENTIVE PLAN FOR SENIOR EXECUTIVES OF THE COMPANY.

     |_|      FOR             |_|      AGAINST                 |_|      ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the proposal to adopt the long-term incentive plan.

This proxy should be dated, signed by the shareholder(s) and returned promptly to the Company in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

                                                                    (SEAL)
                                       -----------------------------

                                                                     (SEAL)
                                       -----------------------------

                                       -----------------------------

                                       Date:____________________, 1997

                             ERIE INDEMNITY COMPANY
                              CLASS B COMMON STOCK
                                      PROXY

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints F. William Hirt, Stephen A. Milne and Jan R. Van Gorder, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Class B Common Stock of Erie Indemnity Company (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Auditorium of the F. W. Hirt - Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 on April 29, 1997 at 4:00 p.m., and at any adjournment, postponement or continuation thereof, as follows:

1.    ELECTION OF DIRECTORS

      |_|  FOR all nominees listed below      |_|  WITHHOLD AUTHORITY to vote
                                                   for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

Peter B. Bartlett, Samuel P. Black, III, J. Ralph Borneman, Jr., Patricia
A. Goldman, Susan Hirt Hagen, Thomas B. Hagen, F. William Hirt, Irvin H. Kochel, Edmund J. Mehl, Stephen A. Milne, John M. Petersen, Seth E. Schofield, Jan R. Van Gorder, Harry H. Weil.

2. PROPOSAL TO RATIFY THE SELECTION OF BROWN, SCHWAB, BERGQUIST & CO. AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1997.

     |_|      FOR             |_|      AGAINST           |_|      ABSTAIN

3.   A PROPOSAL TO ADOPT THE LONG-TERM INCENTIVE PLAN FOR SENIOR
     EXECUTIVES OF THE COMPANY.

     |_|      FOR             |_|      AGAINST           |_|      ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the nominees for Director, FOR the ratification of Brown, Schwab, Bergquist & Co. as independent public accountants for the Company for 1997 and FOR the proposal to adopt the long-term incentive plan.


                           (continued on reverse side)

This proxy should be dated, signed by the shareholder(s) and returned promptly to the Company in the en closed envelope. Persons signing in a fiduciary capacity should so indicate.

                                                                    (SEAL)
                                       -----------------------------

                                                                     (SEAL)
                                       -----------------------------

                                       -----------------------------

                                       Date:____________________, 1997


                           (continued from other side)